UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 31, 2008

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Lyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10875	01-0579490
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

103 Foulk Road, Suite 205Q
Wilmington, DE		19803
(Address of principal		(Zip code)
executive offices)

Registrant's telephone number, including area code: (302) 691-6189

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Second Amendment to Amended and Restated Loan and Security Agreement

On December 31, 2008, Lyris, Inc. (the “Company”) and its wholly owned subsidiaries, Lyris Technologies, Inc and Commodore Resources (Nevada), Inc. (each a “Borrower” and collectively, the “Borrowers”) entered into a Second Amendment (the “Amendment”) to the Amended and Restated Loan and Security Agreement with Comerica Bank (the “Bank”). The Amendment revises the terms of the Amended and Restated Loan and Security Agreement entered into on March 6, 2008, by and among the Bank and the Borrowers, as amended by the First Amendment to the Agreement (the “First Amendment”), dated July 30, 2008, by and among the Bank and the Borrowers (the “Amended and Restated Agreement”).

Under the Amended and Restated Agreement, as amended by the Amendment, the Bank’s commitment is $11.3 million and is now composed of a new revolving line of credit (the “Revolving Line”), in the amount of a maximum of $4 million, and a pre-existing term loan (the “Term Loan”), in the amount of $7.3 million. Both the Revolving Line and the Term Loan mature on July 31, 2010.

The maximum amount available under the Revolving Line is reduced by $91,667 on the last day of each month through the maturity date. In addition, the amount available under the Revolving Line is limited by a borrowing base, which is 80% of the amount of the aggregate of the Borrowers’ accounts receivable, less certain exclusions, including the following:

  Accounts past due 90 days after invoice date;

  Credit balances over 90 days;

  All accounts with 25% past due 90 days after invoice date;

  Accounts where the obligor does not have its principal place of business in the United States, except subject to certain Bank conditions;

  Accounts where the obligor is the United States federal government or any of its departments or agencies;

  Accounts where the obligor is an officer, employee, agent or affiliate of a Borrower; and

  Certain other excluded accounts detailed in the attached Exhibit 10.1.

Under the Amended and Restated Agreement, as amended by the Amendment, the Term Loan is reduced on the last day of each month by approximately $116,668 through December 2009, and by approximately $163,889 thereafter.

Under the Amended and Restated Agreement, as amended by the Amendment, the Company is required to maintain the following financial ratios:

  Debt Service Coverage. Measured on a monthly basis, a ratio of at least (i) 1.15 to 1.00 at all times through July 31, 2009 and (ii) 1.25 to 1.00 at all times thereafter, consisting of the calculation of (A) EBITDA, which is the earnings of the Borrowers before interest, taxes, depreciation, amortization and non-cash stock compensation expenses plus any cash or non-cash expenses related to discontinued operations (such cash expenses capped at $200,000) (measured by annualizing the trailing three months), minus cash, taxes and non-financed capital expenditures to (B) the sum of cash interest expense (measured by annualizing the trailing three months) plus the current portion of Term Loan indebtedness owed to Bank

  Minimum EBITDA. Measured monthly on a rolling three-month basis, EBITDA is required as follows: (i) not less than $800,000 for each monthly period through August 31, 2009, (ii) not less than $1,250,000 for each monthly measuring period through November 30, 2009, and (iii) $1,750,000 for each monthly measuring period thereafter.

  Total Leverage Ratio. Measured on a monthly basis, a ratio of not greater than: (i) 3.00 to 1.00 for each monthly measuring period through August 31, 2009, (ii) 2.50 to 1.00 for each monthly measuring period through November 30, 2009, and (iii) 2.00 to 1.00 for each monthly measuring period thereafter, consisting of all outstanding obligations owed to the Bank divided by annualized trailing three months EBITDA

In addition, the Amendment contains a waiver to the Borrowers’ violation of the financial covenant contained in Section 6.7(c)(ii) of the Amended and Restated Agreement. Under this financial covenant for the monthly measuring period ending November 30, 2008, the required ratio of all outstanding obligations owed by the Borrowers to the Bank to EBITDA is not to be greater than 3.25 to 1. The ratio, as calculated by the Borrowers for this measuring period, was 3.43 to 1.

The waiver to the financial covenant contained in the Amendment is specifically limited to the violation for the measuring period described above and does not constitute a waiver, amendment or forbearance of any other default that may now exist or may occur after the measuring period with respect to this violation or any other term, condition, or covenant contained in the Amended and Restated Agreement, as amended by the Amendment.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Second Amendment to Amended and Restated Loan and Security Agreement, dated December 31, 2008, by and among Comerica Bank, Lyris, Inc., Lyris Technologies, Inc., and Commodore Resources (Nevada), Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYRIS, INC.

By:	/s/ Luis Rivera
Name:	Luis Rivera
Title:	Chief Executive Officer

Date: January 6, 2009